UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On December 4, 2006, Dana Corporation (Dana) issued a news release announcing that it has entered into a stock and asset purchase agreement with MAHLE GmbH for the sale of Dana’s non-core engine hard parts business. The text of the release is set out in the attached Exhibit 99.1. As announced in the release, the agreement provides for MAHLE and certain of its affiliates to acquire the equity and tangible and intangible assets of the global operations comprising Dana’s engine hard parts business from Dana and certain of its affiliates for an aggregate price of approximately $157 million. The price includes approximately $98 million in cash, subject to usual adjustments at closing, and the buyers’ assumption of certain liabilities related to the business. In connection with the transaction, the parties will also enter into ancillary agreements, including a transition services agreement and a distribution agreement relating to Victor Reinz® branded products. The transaction is subject to the approval of the United States Bankruptcy Court for the Southern District of New York, which has jurisdiction over Dana’s bankruptcy case, In re Dana Corporation, et al., Case No. 06-10354 (BRL); government regulatory approvals; and customary closing conditions. Dana has filed a motion with the Bankruptcy Court seeking approval of procedures that will provide an opportunity for competitive bids on the business before the sale is approved by the Court. While there can be no assurances, Dana expects to complete the bidding process and secure the regulatory approvals in time for the sale to close in the first quarter of 2007.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is filed with this report.

Exhibit Number	Description

99.1	Text of Dana Corporation news release dated December 4, 2006

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)
Date: December 4, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

99.1	Text of Dana Corporation news release dated December 4, 2006